                                                                     EXHIBIT 4.1








                            GROUP 1 AUTOMOTIVE, INC.

                           DEFERRED COMPENSATION PLAN













                             As Amended and Restated
                            Effective January 1, 2002

                               TABLE OF CONTENTS


ARTICLE                                                                                                        PAGE
-------                                                                                                        ----

I        -     Definitions and Construction ........................................................            I-1

II       -     Participation .......................................................................           II-1

III      -     Account Credits and Allocations of Income or Loss ...................................          III-1

IV       -     Deemed Investment of Funds...........................................................           IV-1

V        -     Determination of Vested Interest and Forfeitures.....................................            V-1

VI       -     In-Service Distributions ............................................................           VI-1

VII      -     Termination Benefits ................................................................          VII-1

VIII     -     Administration of the Plan...........................................................         VIII-1

IX       -     Administration of Funds .............................................................           IX-1

X        -     Nature of the Plan ..................................................................            X-1

XI       -     Miscellaneous .......................................................................           XI-1

XII      -     Participation by Consultants ........................................................          XII-1


                                      (i)

                            GROUP 1 AUTOMOTIVE, INC.

                           DEFERRED COMPENSATION PLAN



                                  WITNESSETH:


         WHEREAS, Group 1 Automotive, Inc. (the "Company") has heretofore adopted the Group 1 Automotive, Inc. Deferred Compensation Plan, hereinafter referred to as the "Plan," to aid certain of its employees in making more adequate provision for their retirement; and

         WHEREAS, the Company desires to restate the Plan and to amend the Plan in several respects;

         NOW THEREFORE, the Plan is hereby restated in its entirety as follows with no interruption in time, effective as of January 1, 2002:



                                      (ii)

                                       I.

                          DEFINITIONS AND CONSTRUCTION

         1.1 DEFINITIONS. Where the following words and phrases appear in the Plan, they shall have the respective meanings set forth below, unless their context clearly indicates to the contrary.

(1) ACCOUNT(S): A Member's Employer Account and/or Deferral Account, including the amounts credited thereto.

(2) AFFILIATE: Each trade or business (whether or not incorporated) which together with the Company would be deemed to be a "single employer" within the meaning of subsections (b) or (c) of Section 414 of the Code.

(3) BASE SALARY: The base rate of pay paid in cash by the Employer to or for the benefit of a Member for services rendered or labor performed while a Member, including base pay a Member could have received in cash in lieu of (i) Compensation deferrals pursuant to Section 3.1 and (ii) elective contributions made on his behalf by the Employer pursuant to a qualified cash or deferred arrangement (as defined in section 401(k) of the Code) or pursuant to a plan maintained under section 125 of the Code.

(4)      BOARD: The Board of Directors of the Company.

(5) BONUS: Each incentive bonus, if any, paid in cash by the Employer to or for the benefit of a Member for services rendered or labor performed, including the portion thereof that a Member could have received in cash in lieu of (i) Compensation deferrals pursuant to Section 3.1 and (ii) elective contributions made on his behalf by the Employer pursuant to a qualified cash or deferred arrangement (as defined in section 401(k) of the Code) or pursuant to a plan maintained under section 125 of the Code.

(6) CHANGE IN CONTROL: A "Change in Control" shall be conclusively deemed to have occurred if (and only if) any of the following events shall have occurred: (1) any merger, consolidation, or reorganization in which the Company is not the surviving entity (or survives only as a subsidiary of an entity), (2) any sale, lease, exchange, or other transfer of all or substantially all of the assets of the Company to any other person or entity other than a wholly-owned subsidiary of the Company (in one transaction or a series of related transactions), (3) dissolution or liquidation of the Company, (4) when any person or entity, including a "group" as contemplated by Section 13(d)(3) of the Exchange Act acquires or gains ownership or control (including, without limitation, power to vote) of more than 50% of the outstanding shares of the Company's voting stock (based upon voting power), or (5) during any two-year period, the persons who were directors of the Company (together with any new directors whose election by the Board or whose nomination for election by the Company's shareholders was approved by a vote of at least three quarters of the directors still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) shall cease for any reason to constitute a majority of the Board; provided, however, that the term "Change in Control" shall not include any reorganization, merger, consolidation, or similar transaction or series of transactions pursuant to which the record holders of the voting stock of the Company immediately prior to such transaction or series of transactions continue to hold immediately following such transaction or series of transactions 50% or more of the voting securities (based upon voting power) of (a) any entity which owns (directly or indirectly) the stock of the Company, (b) any entity with which the Company has merged, or
         (c) any entity that owns an entity with which the Company has merged.

(7)      CODE:  The Internal Revenue Code of 1986, as amended.

(8) COMMISSIONS: The monthly commissions, if any, paid in cash by the Employer to or for the benefit of a Member for services rendered or labor performed, including the portion thereof that a Member could have received in cash in lieu of (i) Compensation deferrals pursuant to
         Section 3.1 and (ii) elective contributions made on his behalf by the Employer pursuant to a qualified cash or deferred arrangement (as defined in section 401(k) of the Code) or pursuant to a plan maintained under section 125 of the Code.

(9) COMMITTEE: The administrative committee appointed by the Compensation Committee to administer the Plan.

(10)     COMPANY:  Group 1 Automotive, Inc.

(11)     COMPENSATION:  Base Salary, Bonus and/or Commissions.

(12)     COMPENSATION COMMITTEE:  The Compensation Committee of the Board.

(13) DISABILITY: The term "Disability" shall mean total and permanent disability as determined under the Savings Plan.

(14) DEFERRAL ACCOUNT: An individual account for each Member to which is credited his Member Deferrals pursuant to Section 3.1 and which is adjusted to reflect changes in value as provided in Section 3.3.

(15) EFFECTIVE DATE: January 1, 2002, as to this restatement of the Plan. The original effective date of the Plan was November 10, 1999.

(16) ELIGIBLE EMPLOYEE: Each individual who has been selected by the Committee for participation in the Plan.

(17) ELIGIBILITY PERIOD: The 30-day period following an Eligible Employee's notification by the Committee of eligibility to participate in the Plan.

(18) EMPLOYER: The Company and any other adopting entity that adopts the Plan pursuant to the provisions of Section 2.3.

(19) EMPLOYER ACCOUNT: An individual account for each Member to which is credited the Employer Deferrals made on his behalf pursuant to Section
         3.2 and which is adjusted to reflect changes in value as provided in
         Section 3.3.

(20) EMPLOYER DEFERRALS: Deferrals made by the Employer on a Member's behalf pursuant to Section 3.2.

(21)     ERISA: The Employee Retirement Income Security Act of 1974, as amended.

(22)     EXCHANGE ACT:  The Securities Exchange Act of 1934, as amended.

(23) FUNDS: The investment funds, if any, designated from time to time for the deemed investment of Accounts pursuant to Section 4.1.

(24)     MEMBER: Each Eligible Employee who has become a Member pursuant to
         Article II. In addition, where the context requires, the term "Member" shall be deemed to include an Eligible Employee for purposes of Section
         3.1 if such Eligible Employee has not yet become a Member pursuant to
         Section 2.1.

(25)     MEMBER DEFERRALS:  Deferrals made by a Member pursuant to Section 3.1.

(26) PLAN: The Group 1 Automotive, Inc. Deferred Compensation Plan, as amended from time to time.

(27) PLAN YEAR: The twelve-consecutive month period commencing January 1 of each year.

(28)     RETIREMENT DATE:  The date upon which a Member attains age 55.

(29) SAVINGS PLAN: The Group 1 Automotive, Inc. 401(k) Savings Plan, as amended from time to time.

(30) TERMINATION OF SERVICE: The termination of a Member's employment with the Employer and all Affiliates for any reason whatsoever.

(31)     TRUST:  The trust, if any, established under the Trust Agreement.

(32) TRUST AGREEMENT: The agreement entered into between the Employer and the Trustee pursuant to Article X.

(33) TRUST FUND: The funds and properties, if any, held pursuant to the provisions of the Trust Agreement, together with all income, profits and increments thereto.

(34) TRUSTEE: The trustee or trustees qualified and acting under the Trust Agreement at any time.

(35) UNFORESEEABLE FINANCIAL EMERGENCY: An unexpected need of a Member for cash that (i) arises from a sudden and unexpected illness or accident of the Member or of a dependent of a Member, loss of the Member's property due to casualty, or similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of such Member and (ii) would result in severe financial hardship to such Member if his Compensation deferral election was not canceled pursuant to Section 3.1(g) and/or if a benefit payment pursuant to Section 6.2 or 7.5(b)(ii) was not permitted. Cash needs arising from foreseeable events, such as the purchase of a house or education expenses for children, shall not be considered to be the result of an Unforeseeable Financial Emergency. Further, cash needs that may be relieved (a) through reimbursement or compensation by insurance or otherwise, (b) by liquidation of the Member's assets, to the extent the liquidation of such assets would not itself cause severe financial hardship, or (c) by cessation of deferrals under the Plan shall not be considered to be Unforeseeable Financial Emergencies.

(36) VALUATION DATE: Each day that the New York Stock Exchange is open for business; provided, however, that the Committee shall in its discretion determine the Valuation Dates that will occur during any period for which the provisions of Section 4.2 apply.

(37) VESTED INTEREST: The portion of a Member's Accounts which, pursuant to the Plan, is nonforfeitable.

         1.2 NUMBER AND GENDER. Wherever appropriate herein, words used in the singular shall be considered to include the plural and words used in the plural shall be considered to include the singular. The masculine gender, where appearing in the Plan, shall be deemed to include the feminine gender.

         1.3 HEADINGS. The headings of Articles and Sections herein are included solely for convenience, and if there is any conflict between such headings and the text of the Plan, the text shall control.

                                       II.

                                  PARTICIPATION

         2.1 PARTICIPATION.

               (a) The Committee, in its sole discretion, shall select and notify those management or highly compensated employees of the Employer who shall become Eligible Employees. An Eligible Employee may become a Member, effective as of the first day of the next Plan Year following such Eligible Employee's notification of eligibility, by executing and filing with the Committee the Compensation deferral election prescribed by the Committee prior to the start of such Plan Year.

               (b) Notwithstanding Paragraph (a), after the start of a Plan Year, the Committee may, in its discretion, select and notify those Eligible Employees who may become Members with respect to such Plan Year by executing and filing with the Committee, prior to the close of such Eligible Employee's Eligibility Period and in accordance with the procedures established by the Committee, the Compensation deferral election prescribed by the Committee. An Eligible Employee who has filed such election in accordance with this Paragraph shall become a Member as of the first day of the first payroll period commencing in the calendar month next following the calendar month that includes the last day of such Eligible Employee's Eligibility Period.

               (c) Subject to the provisions of Section 2.2, a Member shall remain eligible to defer Compensation hereunder and receive an allocation of Employer Deferrals for each Plan Year following his commencement of participation in the Plan.

         2.2 CESSATION OF ACTIVE PARTICIPATION. Notwithstanding any provision herein to the contrary, an individual who has become a Member of the Plan shall cease to be entitled to defer Compensation hereunder and/or receive an allocation of Employer Deferrals effective as of any date designated by the Committee. Any such Committee action shall be communicated to the affected individual prior to the effective date of such action. Such an individual may again become entitled to defer Compensation hereunder and receive an allocation of Employer Deferrals beginning as of any subsequent date selected by the Committee in its sole discretion.

         2.3 ADOPTING ENTITIES. It is contemplated that other entities may adopt this Plan and thereby become an Employer. Any such entity, whether or not presently existing, may become a party hereto by appropriate action of its officers without the need for approval of its board of directors or of the Committee or the Compensation Committee; provided, however, that such entity must be an Affiliate. The provisions of the Plan shall apply separately and equally to each Employer and its employees in the same manner as is expressly provided for the Company and its employees, except that (a) the power to appoint or otherwise affect the Committee and the Trustee and the power to amend or terminate the Plan or amend the Trust Agreement shall be exercised by the Compensation Committee alone and (b) the determination of whether a Change in Control has occurred shall be made based solely on the Company. Transfer of employment among Employers and Affiliates shall not be considered a termination of employment hereunder. Any Employer may, by appropriate action of its officers without the need for approval of its board of directors (or noncorporate counterpart) or the Committee or the Compensation Committee, terminate its participation in the Plan. Moreover, the Compensation Committee may, in its discretion, terminate an Employer's Plan participation at any time.

                                      III.

                ACCOUNT CREDITS AND ALLOCATIONS OF INCOME OR LOSS


         3.1 MEMBER DEFERRALS.

               (a) A Member meeting the eligibility requirements of Section 2.1 may:

                  (i) Elect to defer a portion of such Member's Base Salary for each Plan Year in an amount equal to a specific dollar amount per pay period of such Member's Base Salary or an integral percentage of from 1% to 50% of such Member's Base Salary. If a Member elects to defer an integral percentage of such Member's Base Salary, such Member may elect to establish a maximum Base Salary deferral, the dollar amount of which such Member's combined aggregate total of Base Salary deferrals for any Plan Year shall not exceed; and/or

                  (ii) Elect to defer a portion of such Member's Bonus for each Plan Year in an amount equal to a specific dollar amount of such Member's Bonus or an integral percentage of from 1% to 100% of such Member's Bonus. If a Member elects to defer an integral percentage of such Member's Bonus, such Member may elect to establish a maximum Bonus deferral, the dollar amount of which such Member's Bonus deferral for any Plan Year shall not exceed; and/or

                  (iii) Elect to defer a portion of such Member's Commissions for each Plan Year in an amount equal to a specific dollar amount per pay period of such Member's Commissions or an integral percentage of from 1% to 100% of such Member's Commissions. If a Member elects to defer an integral percentage of such Member's Commissions, such Member may elect to establish a maximum Commissions deferral, the dollar amount of which such Member's combined aggregate total of Commissions deferrals for any Plan Year shall not exceed.

In the event that a Member elects to defer an amount of Compensation pursuant to two or more of the above Sections 3.1(a)(i), 3.1(a)(ii), and 3.1(a)(iii) for any Plan Year, such Member may also elect to establish a maximum combined Base Salary, Bonus, and/or Commissions deferral, the dollar amount of which such Member's combined aggregate total of Base Salary, Bonus, and/or Commissions deferrals for such Plan Year shall not exceed.

               (b) Paragraph (a) above notwithstanding, a Member's Member Deferral elections made pursuant to such Paragraph for a Plan Year must, in the opinion of the Committee, be reasonably expected to result in minimum aggregate Member Deferrals for such Member of $10,000 for such Plan Year. Member Deferral elections determined by the Committee to not be reasonably expected to result in such minimum deferral shall be void. In addition, the Committee may, in its sole discretion, establish maximum aggregate Member Deferrals for a Member for any Plan Year, the dollar amount of which such Member's Member Deferrals for such Plan Year shall not exceed.



                                     III-1

Maximum aggregate Member Deferrals established by the Committee pursuant to this Paragraph may vary among individual Members and may vary with respect to a single Member from Plan Year to Plan Year.

               (c) Compensation for a Plan Year not deferred pursuant to elections under Section 3.1(a) shall be received by such Member in cash. A Member's election to defer an amount of his Compensation pursuant to this
Section 3.1 shall be made by effecting, in the form prescribed by the Committee, a Member Deferral election pursuant to which the Member authorizes the Employer to reduce his Compensation in the elected amount and the Employer, in consideration thereof, agrees to credit an equal amount to such Member's Deferral Account maintained under the Plan. The reduction in a Member's Compensation pursuant to his Member Deferral election shall be effected by Compensation reductions each payroll period as determined by the Committee following the effective date of such election. Such Compensation reductions shall be within the Plan Year to which the Member Deferral election relates, except that Compensation reductions attributable to elections to defer a Member's Bonus and/or Commissions may be made within the next following Plan Year if the Bonus and/or Commissions to which the Member Deferral election relates is paid in such next following Plan Year. Member Deferrals made by a Member shall be credited to such Member's Deferral Account as of a date determined in accordance with procedures established from time to time by the Committee; provided, however, that such Member Deferrals shall be credited to the Member's Deferral Account no later than 30 days after the date upon which the Compensation deferred would have been received by such Member in cash if he had not elected to defer such amount pursuant to this Section 3.1.

               (d) A Member Deferral election pursuant to Section 3.1 shall become effective as of the first day of the Plan Year that is immediately after the date the election is effected by the Member and filed with the Committee. Notwithstanding the foregoing, a Member Deferral election made by an Eligible Employee who becomes a Member pursuant to Section 2.1(b) shall become effective as of the first day of the first payroll period commencing in the calendar month next following the calendar month that includes the last day of such Eligible Employee's Eligibility Period, and shall be effective only with respect to Compensation earned on or subsequent to the first day of such payroll period. A Member Deferral election shall remain in force and effect for the entire Plan Year (or portion thereof) to which such election relates. A Member Deferral election shall remain in force and effect for each subsequent Plan Year (following the Member's initial year of participation in the Plan) for which he satisfies the eligibility requirements set forth in Section 2.1, unless and until such election is changed or revoked by such Member prior to the first day of the subsequent Plan Year to which such change or revocation relates. Plan provisions to the contrary notwithstanding, a Member Deferral election shall be suspended during any period of unpaid leave of absence from the Employer and shall terminate immediately on the date such Member incurs a Termination of Service.

               (e) A Member who has made a Member Deferral election may change his election, as of the first day of any subsequent Plan Year, by effecting a new Member Deferral election prior to such date and within the time period prescribed by the Committee.



                                     III-2

               (f) A Member who has made a Member Deferral election may cancel his election, as of the first day of any subsequent Plan Year, by effecting the same in the form prescribed by the Committee prior to such date and within the time period prescribed by the Committee. A Member who so cancels his Member Deferral election may again make a new Member Deferral election for a subsequent Plan Year, if he satisfies the eligibility requirements set forth in Section 2.1, by effecting a new Member Deferral election prior to the first day of such Plan Year and within the time period prescribed by the Committee.

               (g) In the event that the Committee, upon written petition of a Member, determines in its sole discretion that such Member has suffered an Unforeseeable Financial Emergency or that such Member will, absent suspension of such Member's Member Deferral election then in effect, suffer an Unforeseeable Financial Emergency, then the Member Deferral election of such Member then in effect, if any, shall be suspended as soon as administratively practicable after such determination. A Member whose Member Deferral election has been so suspended may again make a new Member Deferral election for a subsequent Plan Year that is at least twelve months after the effective date of such suspension, if he satisfies the eligibility requirements set forth in Section 2.1, by effecting a new Member Deferral election for such Plan Year and within the time period prescribed by the Committee.

         3.2 EMPLOYER DEFERRALS.

               (a) (i) For each Plan Year, the Employer shall defer an amount on behalf of each Member (1) who makes the maximum elective deferrals permitted under the terms of the Savings Plan for such Plan Year, (2) who has an amount forfeited (but does not receive a distribution of such forfeited amount) from his "Employer Contribution Account" under the Savings Plan in order to satisfy the requirements of Code sections 401(k)(3), 401(m)(2), and/or 401(m)(9) for such Plan Year, and (3) who has not incurred a Termination of Service prior to the date such forfeiture occurs under the terms of the Savings Plan. The amount of each such Employer Deferral shall equal 100% of such forfeited amount.

                    (ii) Employer Deferrals made on a Member's behalf pursuant to this Section 3.2(a) for a Plan Year shall be credited to such Member's Employer Account as of the date the related forfeiture for such Plan Year occurs under the terms of the Savings Plan.

               (b) As of any date selected by the Employer, the Employer may credit a Member's Account(s) with Employer Deferrals in such amount, if any, as the Employer shall determine in its sole discretion. Such credits may be made on behalf of some Members but not others, and such credits may vary among individual Members in amount and/or with respect to the Account to which they are credited.



                                     III-3

         3.3 VALUATION OF ACCOUNTS. All amounts credited to an Account shall be deemed invested in accordance with Article IV on the date such amount is credited to the Account, and, except as provided in Section 4.2, the balance of each Account shall reflect the result of the daily pricing of the assets in which such Account is deemed invested from the time of such crediting until the time of distribution.



                                     III-4

                                       IV.

                           DEEMED INVESTMENT OF FUNDS

         4.1 MEMBER DIRECTIONS.

               (a) Each Member shall designate, in accordance with the procedures established from time to time by the Committee, the manner in which the amounts allocated to his Accounts shall be deemed to be invested from among the Funds made available from time to time for such purpose by the Committee. Such Member may designate one of such Funds for the deemed investment of all the amounts allocated to his Accounts or he may split the deemed investment of the amounts allocated to his Accounts between such Funds in such increments as the Committee may prescribe. If a Member fails to make a proper designation, then his Accounts shall be deemed to be invested in the Fund or Funds designated by the Committee from time to time in a uniform and nondiscriminatory manner. In the event that during any Plan Year the Committee does not make available Funds for the deemed investment of the amounts in Members' Accounts, the amounts in each Member's Accounts shall be credited with earnings at a rate of return set by the Committee prior to the start of the period during which no such Funds are available for the deemed investment of the amounts in Members' Accounts.

               (b) A Member may change his deemed investment designation for future deferrals to be allocated to his Accounts. Any such change shall be made in accordance with the procedures established by the Committee, and such changes may only be made on January 1 and July 1 of each Plan Year.

               (c) A Member may elect to convert his deemed investment designation with respect to the amounts already allocated to his Accounts. Any such conversion shall be made in accordance with the procedures established by the Committee, and such conversions may only be made on January 1 and July 1 of each Plan Year.

         4.2 CREDITING RATE IN THE ABSENCE OF FUNDS. Notwithstanding the provisions of Sections 3.3 and 4.1, if for any Plan Year (or portion thereof) the Committee does not make available Funds for the deemed investment of the amounts in Members' Accounts, then the amounts in each Member's Accounts shall be credited with earnings during such period based upon a rate of return set by the Committee prior to the start of such period. The rate of return set by the Committee may be fixed for the entire Plan Year (or portion thereof) or it may vary from time to time based on one or more benchmark rates selected by the Committee. As of each Valuation Date that occurs during a period for which this
Section 4.2 applies, each Account of a Member shall be increased to reflect an earnings allocation as described in this Section 4.2 based upon the balance in such Account as of the next preceding Valuation Date; provided, however, that the balance of such Account as of the next preceding Valuation Date shall be reduced by the amount of any withdrawals or distributions made therefrom since the next preceding Valuation Date.

                                       V.

                DETERMINATION OF VESTED INTEREST AND FORFEITURES

         5.1 DEFERRAL ACCOUNT. A Member shall have a 100% Vested Interest in his Deferral Account at all times.

         5.2 EMPLOYER ACCOUNT. A Member's Vested Interest in his Employer Account shall equal such Member's Vested Interest in his "Employer Contribution Account" under the Savings Plan. Further, a Member who is employed by the Employer immediately prior to a Change in Control shall have a 100% Vested Interest in his Employer Account upon the occurrence of such Change in Control.

         5.3 FORFEITURES. A Member who has a Vested Interest in his Employer Account that is less than 100% as of the date of his Termination of Service shall forfeit to the Employer the nonvested portion of such Account as of the date of such termination. Notwithstanding the preceding provisions of this
Article V, the vested portion of a Member's Account may be forfeited to the Employer under Sections 6.3, 7.3(c), 7.5(b)(i), and 7.7.

                                       VI.

                            IN-SERVICE DISTRIBUTIONS

         6.1 RESTRICTIONS ON IN-SERVICE DISTRIBUTIONS AND LOANS. Except as provided in Sections 6.2 and 6.3, Members shall not be permitted to make withdrawals from the Plan prior to incurring a Termination of Service. Members shall not, at any time, be permitted to borrow from the Trust Fund. Following a Member's Termination of Service, this Article VI shall not be applicable to the Member and the amounts credited to such Member's Accounts shall be payable to such Member in accordance with the provisions of Article VII.

         6.2 EMERGENCY BENEFIT. In the event that the Committee, upon written petition of a Member, determines in its sole discretion that such Member has suffered an Unforeseeable Financial Emergency, such Member shall be entitled to a benefit in an amount not to exceed the lesser of (a) the amount determined by the Committee as necessary to meet such Member's needs created by the Unforeseeable Financial Emergency or (b) the then value of such Member's Deferral Account. Such benefit shall be paid in a single lump sum payment as soon as administratively practicable after the Committee has made its determinations with respect to the availability and amount of such benefit. If a Member's Deferral Account is deemed to be invested in more than one Fund, such benefit shall be distributed pro rata from each Fund in which such Account is deemed to be invested.

         6.3 ELECTIVE WITHDRAWAL. A Member may elect at any time, by following the election procedure prescribed by the Committee, to withdraw as a benefit all or a portion of his Deferral Account as of any Valuation Date, subject to a withdrawal penalty of 10% of the amount of any such withdrawal. Upon any such withdrawal, the withdrawal penalty referred to in the preceding sentence shall be forfeited to the Employer. Further, upon any such withdrawal, such Member's participation in the Plan shall terminate and no further Compensation deferrals shall be made under the Plan on behalf of such Member until the first day of the next Plan Year following the date of such withdrawal. If a Member's Deferral Account is deemed to be invested in more than one Fund, such withdrawal shall be distributed pro rata from each Fund in which such Account is deemed to be invested. Notwithstanding the preceding provisions of this Section 6.3, a Member shall not be entitled to a withdrawal under this Section 6.3 if the Committee determines, in its sole discretion, that the primary purpose of such withdrawal is the cessation of Compensation deferrals under the Plan. The Committee shall consider such factors as it deems appropriate in order to make a determination pursuant to the preceding sentence, including, without limitation, the amount of the requested withdrawal, the balance in the Member's Accounts, the Member's Compensation deferral election then in effect, and the timing of such withdrawal request.

                                      VII.

                              TERMINATION BENEFITS

         7.1 AMOUNT OF BENEFIT. Upon a Member's Termination of Service, the Member, or, in the event of the death of the Member while employed by the Employer or an Affiliate, the Member's designated beneficiary, shall be entitled to a benefit equal in value to the Member's Vested Interest in the balance in his Accounts as of the Valuation Date next preceding the date the payment of such benefit is to commence pursuant to Section 7.2.

         7.2 TIME OF PAYMENT. Payment of a Member's benefit under Section 7.1 shall commence as soon as administratively practicable after the Valuation Date coincident with or next succeeding the date of the Member's Termination of Service; provided, however, that, in a written election on the form prescribed by the Committee, a Member may elect at the time specified in Section 7.3(c) to defer the commencement of the payment of his benefit in the event of his Termination of Service prior to his Retirement Date by reason of Disability to the Valuation Date coincident with or next succeeding the earlier of (a) the date of such Member's death or (b) such Member's Retirement Date.

         7.3 ALTERNATIVE FORMS OF BENEFIT PAYMENTS.

               (a) A Member's benefit under Section 7.1 shall be paid in the form of a single lump sum payment if such Member's Termination of Service occurs prior to his Retirement Date for a reason other than Disability.

               (b) With respect to a Member whose Termination of Service occurs
(i) prior to his Retirement Date by reason of Disability or (ii) on or after his Retirement Date, such Member shall receive his benefit payments in one of the following forms elected by such Member in writing on the form prescribed by the Committee at the time specified in Section 7.3(c):

                  (1) A single lump sum payment; or

                  (2) Annual installments for a period of five, ten, or fifteen years as designated by such Member; provided, however, that in the event of such Member's death prior to the end of such period, the remaining balance in such Member's Account shall be paid as soon as administratively feasible in one lump sum payment to such Member's designated beneficiary as provided in Section 7.4. The amount of each annual installment shall be computed by dividing the Member's Vested Interest in the unpaid balance in his Accounts as of the Valuation Date next preceding the date of payment of such annual installment by the number of annual installments remaining.

A separate election shall be made pursuant to this Section 7.3(b) by each Member with respect to the form of distribution to be made in connection with a Termination of Service that occurs (A) prior to such Member's Retirement Date by reason of Disability or (B) on or after such Member's



                                     VII-1

Retirement Date. In the event such Member fails to timely elect in accordance with Section 7.3(c) the form in which his benefit payments are to be made, such benefit payments shall be in the form of a single lump sum payment.

               (c) A Member's elections pursuant to Sections 7.2 and 7.3(b) shall be made on or before the date he first becomes a Member of the Plan. Notwithstanding the foregoing, subject to the consent of the Committee in its sole discretion, a Member may, on the form prescribed by the Committee, make one change to each of his original elections made pursuant to Sections 7.2 and 7.3(b); provided, however, that (i) upon making any such change, the aggregate balance in such Member's Accounts as of the Valuation Date coincident with or next succeeding such change shall be reduced by 5% and such amount shall be forfeited to the Employer and (ii) such change shall not be effective (but the penalty described in clause (i) of this sentence shall still apply) if such Member incurs a Termination of Service on or before the date that is thirteen months after such Member delivers the form implementing such change to the Committee.

         7.4 DESIGNATION OF BENEFICIARIES.

               (a) Each Member shall have the right to designate the beneficiary or beneficiaries to receive payment of his benefit in the event of his death. Each such designation shall be made by executing the beneficiary designation form prescribed by the Committee and filing the same with the Committee. Any such designation may be changed at any time by execution of a new designation in accordance with this Section.

               (b) If no such designation is on file with the Committee at the time of the death of the Member or such designation is not effective for any reason as determined by the Committee, then the designated beneficiary or beneficiaries to receive such benefit shall be as follows:

                  (i) If a Member leaves a surviving spouse, his benefit shall be paid to such surviving spouse;

                  (ii) If a Member leaves no surviving spouse, his benefit shall be paid to such Member's executor or administrator, or to his heirs at law if there is no administration of such Member's estate.

         7.5 ACCELERATED PAY-OUT OF CERTAIN BENEFITS.

               (a) Notwithstanding any provision in Section 7.3(b) to the contrary, if a Member's benefit payments are to be paid in a form other than entirely in a single lump sum payment and the aggregate amount to be paid with respect to such Member in any particular calendar year is less than $50,000, then the Committee may, in its sole discretion, elect to cause the entire remaining Vested Interest in the balance in such Member's Accounts to be paid in a single lump sum payment.

               (b) If a Member incurs a Termination of Service and such Member's benefit payments are being, or are to be, paid in a form other than entirely in a single lump sum payment, then:



                                     VII-2

                  (i) Such Member may elect at any time, by following the election procedure prescribed by the Committee, to receive the Vested Interest in the remaining balance in his Accounts (reduced by the 10% penalty described in the following sentence) in a single lump sum payment as soon as administratively feasible after the date such Member delivers to the Committee the form prescribed by the Committee requesting such distribution. Upon such a request, the Vested Interest in the aggregate balance in such Member's Accounts as of the date of such distribution shall be reduced by 10% and such amount shall be forfeited to the Employer; and

                  (ii) In the event that the Committee, upon written petition of such Member, determines in its sole discretion that such Member has suffered an Unforeseeable Financial Emergency, such Member shall be entitled to an emergency benefit in an amount and under conditions similar to those described in Section 6.2.

         7.6 PAYMENT OF BENEFITS. To the extent the Trust Fund has sufficient assets, the Trustee shall pay benefits to Members or their beneficiaries, except to the extent the Employer pays the benefits directly and provides adequate evidence of such payment to the Trustee. To the extent the Trustee does not or cannot pay benefits out of the Trust Fund, the benefits shall be paid by the Employer. Any benefit payments made to a Member or for his benefit pursuant to any provision of the Plan shall be debited to such Member's Accounts. All benefit payments shall be made in cash to the fullest extent practicable.

         7.7 UNCLAIMED BENEFITS. In the case of a benefit payable on behalf of a Member, if the Committee is unable to locate the Member or beneficiary to whom such benefit is payable, upon the Committee's determination thereof, such benefit shall be forfeited to the Employer. Notwithstanding the foregoing, if subsequent to any such forfeiture the Member or beneficiary to whom such benefit is payable makes a valid claim for such benefit, such forfeited benefit (without any adjustment for earnings or loss after the time of such forfeiture) shall be restored to the Plan by the Employer and paid in accordance with the Plan.



                                     VII-3

                                      VIII.

                           ADMINISTRATION OF THE PLAN

         8.1 APPOINTMENT OF COMMITTEE. The general administration of the Plan shall be vested in the Committee which shall be appointed by the Compensation Committee and shall consist of one or more persons. Any individual, whether or not an employee of the Employer, is eligible to become a member of the Committee.

         8.2 TERM, VACANCIES, RESIGNATION, AND REMOVAL. Each member of the Committee shall serve until he resigns, dies, or is removed by the Compensation Committee. At any time during his term of office, a member of the Committee may resign by giving written notice to the Compensation Committee and the Committee, such resignation to become effective upon the appointment of a substitute member or, if earlier, the lapse of thirty days after such notice is given as herein provided. At any time during his term of office, and for any reason, a member of the Committee may be removed by the Compensation Committee with or without cause, and the Compensation Committee may in its discretion fill any vacancy that may result therefrom. Any member of the Committee who is an employee of the Employer or any Affiliate shall automatically cease to be a member of the Committee as of the date he ceases to be employed by the Employer and all Affiliates.

         8.3 SELF-INTEREST OF MEMBERS. No member of the Committee shall have any right to vote or decide upon any matter relating solely to himself under the Plan or to vote in any case in which his individual right to claim any benefit under the Plan is particularly involved. In any case in which a Committee member is so disqualified to act and the remaining members cannot agree, the Compensation Committee shall appoint a temporary substitute member to exercise all the powers of the disqualified member concerning the matter in which he is disqualified.

         8.4 COMMITTEE POWERS AND DUTIES. The Committee shall supervise the administration and enforcement of the Plan according to the terms and provisions hereof and shall have all powers necessary to accomplish these purposes, including, but not by way of limitation, the right, power, and authority:

                  (a) To make rules, regulations, and bylaws for the administration of the Plan that are not inconsistent with the terms and provisions hereof, and to enforce the terms of the Plan and the rules and regulations promulgated thereunder by the Committee;

                  (b) To construe in its discretion all terms, provisions, conditions, and limitations of the Plan;

                  (c) To correct any defect or to supply any omission or to reconcile any inconsistency that may appear in the Plan in such manner and to such extent as it shall deem in its discretion expedient to effectuate the purposes of the Plan;



                                     VIII-1

                  (d) To employ and compensate such accountants, attorneys, investment advisors, and other agents, employees, and independent contractors as the Committee may deem necessary or advisable for the proper and efficient administration of the Plan;

                  (e) To determine in its discretion all questions relating to eligibility;

                  (f) To determine whether and when a Member has incurred a Termination of Service, and the reason for such termination;

                  (g) To establish maximum aggregate Member Deferrals pursuant to Section 3.1(b);

                  (h) To make determinations pursuant to Article XII;

                  (i) To make a determination in its discretion as to the right of any person to a benefit under the Plan and to prescribe procedures to be followed by distributees in obtaining benefits hereunder;

                  (j) To receive and review reports from the Trustee as to the financial condition of the Trust Fund, including its receipts and disbursements; and

                  (k) To establish or designate Funds as investment options as provided in Section 4.1.

         8.5 CLAIMS REVIEW. In any case in which a claim for Plan benefits of a Member or beneficiary is denied or modified, the Committee shall furnish written notice to the claimant within 90 days (or within 180 days if additional information requested by the Committee necessitates an extension of the 90-day period), which notice shall:

                  (a) State the specific reason or reasons for the denial or modification;

                  (b) Provide specific reference to pertinent Plan provisions on which the denial or modification is based;

                  (c) Provide a description of any additional material or information necessary for the Member, his beneficiary, or representative to perfect the claim and an explanation of why such material or information is necessary; and

                  (d) Explain the Plan's claim review procedure as contained herein.

In the event a claim for Plan benefits is denied or modified, if the Member, his beneficiary, or a representative of such Member or beneficiary desires to have such denial or modification reviewed, he must, within 60 days following receipt of the notice of such denial or modification, submit a written request for review by the Committee of its initial decision. In connection with such request, the Member, his beneficiary, or the representative of such Member or beneficiary may review any



                                     VIII-2
pertinent documents upon which such denial or modification was based and may submit issues and comments in writing. Within 60 days following such request for review the Committee shall, after providing a full and fair review, render its final decision in writing to the Member, his beneficiary, or the representative of such Member or beneficiary stating specific reasons for such decision and making specific references to pertinent Plan provisions upon which the decision is based. If special circumstances require an extension of such 60-day period, the Committee's decision shall be rendered as soon as possible, but not later than 120 days after receipt of the request for review. If an extension of time for review is required, written notice of the extension shall be furnished to the Member, beneficiary, or the representative of such Member or beneficiary prior to the commencement of the extension period.

         8.6 MANDATORY ARBITRATION. If the Member, his beneficiary, or a representative of such Member or beneficiary is not satisfied with the final decision of the Committee pursuant to the Plan's claims review procedure, such Member, his beneficiary, or a representative of such Member or beneficiary may, within 180 days of receipt of the written final decision of the Committee, request by written notice to the Committee, that his claim be submitted to arbitration pursuant to the arbitration procedures then in effect as adopted by the Committee. Such arbitration shall be the sole and exclusive procedure available to the Member, his beneficiary, or a representative of such Member or his beneficiary for review of a final decision of the Committee. In reviewing the decision of the Committee, the arbitrator shall use the standard of review which would be used by a Federal court in reviewing such decision under the provisions of ERISA. The Member, his beneficiary, or a representative of such Member or beneficiary and the Plan shall share equally the cost of such arbitration. The arbitrator's decision shall be final and legally binding on both parties. This Section shall be governed by the provisions of the Federal Arbitration Act.

         8.7 EMPLOYER TO SUPPLY INFORMATION. The Employer shall supply full and timely information to the Committee, including, but not limited to, information relating to each Member's Compensation, age, retirement, death, or other cause of Termination of Service and such other pertinent facts as the Committee may require. The Employer shall advise the Trustee of such of the foregoing facts as are deemed necessary for the Trustee to carry out the Trustee's duties under the Plan and the Trust Agreement. When making a determination in connection with the Plan, the Committee shall be entitled to rely upon the aforesaid information furnished by the Employer.

         8.8 INDEMNITY. To the extent permitted by applicable law, the Company shall indemnify and save harmless each member of the Committee and the Compensation Committee against any and all expenses, liabilities and claims (including legal fees incurred to defend against such liabilities and claims) arising out of their discharge in good faith of responsibilities under or incident to the Plan. Expenses and liabilities arising out of willful misconduct shall not be covered under this indemnity. This indemnity shall not preclude such further indemnities as may be available under insurance purchased by the Company or provided by the Company under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, as such indemnities are permitted under applicable law.

         8.9 CHANGE IN CONTROL. Notwithstanding any provision in the Plan to the contrary, upon the occurrence of a Change in Control, the Committee's powers and duties under the Plan shall cease to the extent, if any, such powers and duties are vested in the Trustee under the terms of the Trust Agreement.



                                     VIII-3

                                       IX.

                             ADMINISTRATION OF FUNDS

         9.1 PAYMENT OF EXPENSES. All expenses incident to the administration of the Plan and Trust, including but not limited to, legal, accounting, Trustee fees, and expenses of the Committee, may be paid by the Employer and, if not paid by the Employer, shall be paid by the Trustee from the Trust Fund, if any.

         9.2 TRUST FUND PROPERTY. All income, profits, recoveries, contributions, forfeitures and any and all moneys, securities and properties of any kind at any time received or held by the Trustee, if any, shall be held for investment purposes as a commingled Trust Fund pursuant to the terms of the Trust Agreement. The Committee shall maintain one or more Accounts in the name of each Member, but the maintenance of an Account designated as the Account of a Member shall not mean that such Member shall have a greater or lesser interest than that due him by operation of the Plan and shall not be considered as segregating any funds or property from any other funds or property contained in the commingled fund. No Member shall have any title to any specific asset in the Trust Fund, if any.

                                       X.

                               NATURE OF THE PLAN

         The Employer intends and desires by the adoption of the Plan to recognize the value to the Employer of the past and present services of employees covered by the Plan and to encourage and assure their continued service with the Employer by making more adequate provision for their future retirement security. The establishment of the Plan is made necessary by certain benefit limitations which are imposed on the Savings Plan by ERISA and by the Code. The Plan is intended to constitute an unfunded, unsecured plan of deferred compensation for a select group of management or highly compensated employees of the Employer. Plan benefits herein provided are a contractual obligation of the Employer which shall be paid out of the Employer's general assets. Nevertheless, subject to the terms hereof and of the Trust Agreement, the Employer may transfer money or other property to the Trustee to provide Plan benefits hereunder, and the Trustee shall pay Plan benefits to Members and their beneficiaries out of the Trust Fund. To the extent that the Employer transfers assets to the Trustee pursuant to the Trust Agreement, the Committee may, but need not, establish procedures for the Trustees to invest the Trust Fund in accordance with each Member's designated deemed investments pursuant to Section
4.1 respecting the portion of the Trust Fund assets equal to such Member's Accounts.

         The Compensation Committee, in its sole discretion, may establish the Trust and direct the Employer to enter into the Trust Agreement. In such event, the Employer shall remain the owner of all assets in the Trust Fund and the assets shall be subject to the claims of the Employer's creditors if the Employer ever becomes insolvent. For purposes hereof, the Employer shall be considered "insolvent" if (a) the Employer is unable to pay its debts as such debts become due or (b) the Employer is subject to a pending proceeding as a debtor under the United Sates Bankruptcy Code (or any successor federal statute). The chief executive officer of the Employer and its board of directors shall have the duty to inform the Trustee in writing if the Employer becomes insolvent. Such notice given under the preceding sentence by any party shall satisfy all of the parties' duty to give notice. When so informed, the Trustee shall suspend payments to the Members and hold the assets for the benefit of the Employer's general creditors. If the Trustee receives a written allegation that the Employer is insolvent, the Trustee shall suspend payments to the Members and hold the Trust Fund for the benefit of the Employer's general creditors, and shall determine in the manner specified in the Trust Agreement whether the Employer is insolvent. If the Trustee determines that the Employer is not insolvent, the Trustee shall resume payments to the Members. No Member or beneficiary shall have any preferred claim to, or any beneficial ownership interest in, any assets of the Trust Fund, and, upon commencement of participation in the Plan, each Member shall have agreed to waive his priority credit position, if any, under applicable state law with respect to the assets of the Trust Fund.

                                       XI.

                                  MISCELLANEOUS

         11.1 NO CONTRACT OF EMPLOYMENT. The adoption and maintenance of the Plan shall not be deemed to be a contract between the Employer and any person or to be consideration for the employment of any person. Nothing herein contained shall be deemed to (a) give any person the right to be retained in the employ of the Employer, (b) restrict the right of the Employer to discharge any person at any time, (c) give the Employer the right to require any person to remain in the employ of the Employer, or (d) restrict any person's right to terminate his employment at any time.

         11.2 ALIENATION OF INTEREST FORBIDDEN. The interest of a Member or his beneficiary or beneficiaries hereunder may not be sold, transferred, assigned, or encumbered in any manner, either voluntarily or involuntarily, and any attempt so to anticipate, alienate, sell, transfer, assign, pledge, encumber, or charge the same shall be null and void; neither shall the benefits hereunder be liable for or subject to the debts, contracts, liabilities, engagements or torts of any person to whom such benefits or funds are payable, nor shall they be an asset in bankruptcy or subject to garnishment, attachment or other legal or equitable proceedings.

         11.3 WITHHOLDING. All Compensation deferrals and Employer Deferrals and payments provided for hereunder shall be subject to applicable withholding and other deductions as shall be required of the Employer under any applicable local, state or federal law.

         11.4 AMENDMENT AND TERMINATION. The Compensation Committee may from time to time, in its discretion, amend, in whole or in part, any or all of the provisions of the Plan; provided, however, that no amendment may be made that would impair the rights of a Member with respect to amounts already allocated to his Accounts. The Compensation Committee may terminate the Plan at any time. In the event that the Plan is terminated, the Vested Interest in the balance in a Member's Accounts shall be paid to such Member or his designated beneficiary in the manner specified by the Compensation Committee, which may include the payment of a single lump sum payment in full satisfaction of all of such Member's or beneficiary's benefits hereunder.

         11.5 SEVERABILITY. If any provision of this Plan shall be held illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining provisions hereof; instead, each provision shall be fully severable and the Plan shall be construed and enforced as if said illegal or invalid provision had never been included herein.

         11.6 GUARANTY. Notwithstanding any provisions of the Plan to the contrary, in the event any Employer fails to make payment of the benefits due under the Plan on behalf of its Members, whether directly or through the Trust, the Company shall be liable for and shall make payment of such benefits due as a guarantor of such entity's obligations hereunder. The guaranty obligations provided herein shall be satisfied directly and not through the Trust.

         11.7 GOVERNING LAWS. All provisions of the Plan shall be construed in accordance with the laws of Texas except to the extent preempted by federal law.

                                      XII.

                          PARTICIPATION BY CONSULTANTS

         12.1 ARTICLE CONTROLS. In the event of any conflict between the foregoing provisions of the Plan and this Article XII, the provisions of this
Article XII shall control.

         12.2 DEFINITIONS. Where the following words and phrases appear in this
Article XII, they shall have the respective meanings set forth below, unless their context clearly indicates to the contrary:

(1) CONSULTING ARRANGEMENT: A written arrangement pursuant to which an individual agrees to perform consulting or advisory services for the Employer in a capacity other than as an employee.

(2) CONSULTING PAY: The pay of any kind whatsoever paid in cash by the Employer to or for the benefit of a Member for services performed pursuant to a Consulting Arrangement while a Member, including pay a Member could have received in cash in lieu of deferrals made pursuant to Section 12.3(c).

         12.3 PARTICIPATION. The Committee, in its sole discretion, may determine that if a Member enters into a Consulting Arrangement with the Employer that is effective immediately upon his Termination of Service, then such Member shall be eligible to continue his participation in the Plan as a Member following such Termination of Service. Upon any such determination by the Committee, the terms of the Plan shall, to the extent possible, continue to apply to the Member as if such Member had not incurred a Termination of Service except as set forth below:

                  (a) As of the effective date of such Consulting Arrangement, such Member shall be deemed not to have incurred a Termination of Service under the terms of the Plan until such time as such Member terminates any and all Consulting Arrangements with the Employer, and, with respect to such Member, all references to the employment relationship in the Plan shall be deemed to be references to any Consulting Arrangements into which such Member has entered;

                  (b) Such Member's Member Deferral elections made pursuant to
         Section 3.1 of the Plan shall no longer be effective as of the effective date of such Member's Consulting Arrangement, except that such Member's election, if any, to defer his Base Salary, Bonus and/or Commissions shall remain in effect with respect to any Base Salary, Bonus and/or Commissions paid for the period prior to the effective date of such Member's Consulting Arrangement;

                  (c) In order to begin deferring Consulting Pay under the Plan, such Member must execute and file with the Committee the Consulting Pay deferral election prescribed by the Committee, pursuant to which such Member may elect to defer a specific dollar amount of such Member's Consulting Pay or an integral percentage of from 1% to 50% of his Consulting Pay, prior to the effective date of such Member's Consulting Arrangement;

                  (d) If such member elects to defer an integral percentage of such Member's Consulting Pay, such Member may elect to establish a maximum deferral for a Plan Year, the



                                     XII-1
         dollar amount of which such Member's combined aggregate total of Consulting Pay deferrals for such Plan Year shall not exceed;

                  (e) Such Member's deferrals of Consulting Pay pursuant to Paragraph (d) above shall be deemed to be Member Deferrals for purposes of the Plan, and such Member Deferrals (or projected Member Deferrals) for a Plan Year, when added to the Member Deferrals made by such Member pursuant to Section 3.1 (if any) during such Plan Year, shall be subject to the limits enumerated in, or established by the Committee with respect to such Member under, Section 3.1(b);

                  (f) Such Member's election pursuant to Paragraph (d) above may be changed, cancelled and subsequently resumed, and/or suspended in accordance with procedures and under circumstances similar to those described in Sections 3.1(e), (f), and (g), respectively;

                  (g) Such Member shall no longer be entitled to receive Employer Deferrals pursuant to Section 3.2(a) for periods following the effective date of such Member's Consulting Arrangement; and

                  (h) Such Member shall have a 100% Vested Interest in his Employer Account as of the effective date of his Consulting Arrangement.



                                     XII-2

         EXECUTED this ______ day of February, 2002.



                               GROUP 1 AUTOMOTIVE, INC.



                               By:
                                     ------------------------------------------
                                     Name:
                                            -----------------------------------
                                     Title:
                                            -----------------------------------